UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)

                                SIGNET GROUP PLC.
                    ---------------------------------------
                                (Name of issuer)

                                 ORDINARY SHARES
                    ---------------------------------------
                         (Title of class of securities)

                                    82668L872
                    ---------------------------------------
                                 (CUSIP number)

                                 APRIL 21, 1999
                    ---------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                                / / Rule 13d-1(b)
                                /X/ Rule 13d-1(c)
                                / / Rule 13d-1(d)

---------------------------------
CUSIP No. 82668L872
---------------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ---------------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      99,704,205
                             ---------------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      118,937,718
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         118,937,718
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.10%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
--------------------------------------------------------------------------------

---------------------------------
CUSIP No. 82668L872
---------------------------------



--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Asset Management Limited
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
--------------------------------------------------------------------------------
NUMBER OF SHARES                 5    SOLE VOTING POWER
                                      0
                               -------------------------------------------------
BENEFICIALLY OWNED BY                 SHARED VOTING POWER
                                 6    84,723,592
                               -------------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               -------------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    103,957,105
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         103,957,105
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC, IA
--------------------------------------------------------------------------------

---------------------------------
CUSIP No. 82668L872
---------------------------------



--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Investment Management Limited
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
--------------------------------------------------------------------------------
NUMBER OF SHARES                 5    SOLE VOTING POWER
                                      0
                               -------------------------------------------------
BENEFICIALLY OWNED BY                 SHARED VOTING POWER
                                 6    64,908,375
                               -------------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               -------------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    84,141,888
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         84,141,888
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.0%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC, IA
--------------------------------------------------------------------------------

ITEM 1(A).   NAME OF ISSUER:

             Signet Group plc. (the "Issuer")

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             The address of the Issuer's principal executive offices is Zenith House, The Hyde, London, NW9 6EW, United Kingdom.

ITEM 2(A).   NAME OF PERSON FILING:

             This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Morgan Grenfell Asset Management Limited ("MGAM") and Morgan Grenfell Investment Management Limited ("MGIM" and, together with DBAG and MGAM, the "Reporting Persons").

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

             The principal place of business of MGAM is 20 Finsbury Circus, London, EC2M 1NB, England.

             The principal place of business of MGIM is 20 Finsbury Circus, London, EC2M INB, England.

ITEM 2(C).   CITIZENSHIP:

             The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

             The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").

ITEM 2(E).   CUSIP NUMBER:

             The CUSIP number of the Ordinary Shares is set forth on each cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a)  / /  Broker or dealer registered under section 15 of the Act;

             (b)  / /  Bank as defined in section 3(a)(6) of the Act;

             (c)  / /  Insurance  Company as defined in section  3(a)(19) of the
                       Act;

             (d)  / /  Investment  Company  registered  under  section  8 of the
                       Investment Company Act of 1940;

             (e)  / /  An  investment  adviser  in  accordance  with Rule  13d-1
                       (b)(1)(ii)(E);

             (f)  / /  An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

             (g)  / /  A parent holding  company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

             (h)  / /  A savings  association  as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

             (i)  / /  A church plan that is excluded from the  definition of an
                       investment   company  under   section   3(c)(14)  of  the
                       Investment Company Act of 1940;

             (j)  / /  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1 (c), check this box. /X/

ITEM 4.      OWNERSHIP.

             (A)    AMOUNT BENEFICIALLY OWNED:

                    Each  of  the  Reporting  Persons  owns  the  amount  of the
             Ordinary Shares as set forth on the applicable cover page.

             (B)    PERCENT OF CLASS:

                    Each of the  Reporting  Persons owns the  percentage  of the
             Ordinary Shares as set forth on the applicable cover page.

             (C)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (I)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                            Each of the Reporting  Persons has the sole power to
                    vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                    (II)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                            Each of the  Reporting  Persons has the shared power
                    to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                    (III)   SOLE POWER TO  DISPOSE OR TO DIRECT THE  DISPOSITION
                            OF:

                            Each of the Reporting  Persons has the sole power to
                    dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                    (IV)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                            OF:

                            Each of the  Reporting  Persons has the shared power
                    to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Investment management clients of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             The following are subsidiaries of DBAG and/or MGAM which hold Common Stock included in the figures on the cover pages: Morgan Grenfell International Fund Management Limited, Morgan Grenfell Investment Management Limited, Morgan Grenfell Unit Trust Managers Limited and Morgan Grenfell & Co. Ltd.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 28, 1999



                                            DEUTSCHE BANK AG



                                            By: /s/ Dr. Dieter Eisele
                                                --------------------------------
                                                Name:   Dr. Dieter Eisele
                                                Title:  Group Head of Compliance



                                            By: /s/ Christoph Kirschhoefer
                                               ---------------------------------
                                               Name:   Christoph Kirschhoefer
                                               Title:  Vice President

                                                                       EXHIBIT 1


               Consent of Morgan Grenfell Asset Management Limited


             The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  April 28, 1999



                                            MORGAN  GRENFELL  ASSET   MANAGEMENT
                                            LIMITED



                                            By: /s/ William Slattery
                                               ---------------------------------
                                               Name:   William Slattery
                                               Title:  Head of Business Risk

                                                                       EXHIBIT 2


            Consent of Morgan Grenfell Investment Management Limited


             The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  April 28, 1999



                                            MORGAN      GRENFELL      INVESTMENT
                                            MANAGEMENT LIMITED



                                            By: /s/ William Slattery
                                               ---------------------------------
                                               Name: William Slattery
                                               Title:  Head of Business Risk